                                                                      EXHIBIT 11

                            PC SERVICE SOURCE, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                                                     MARCH 31,
                                                                                 -----------------
                                                1993       1994       1995        1995       1996
                                               ------     ------     -------     ------     ------
Primary earnings per common share:
Net earnings (loss)..........................  $  960     $1,895     $(1,505)    $  564     $  654
Interest expense, net of income tax
  benefit....................................      68         --          --         --         --
                                               ------     ------     -------     ------     ------
                                               $1,028     $1,895     $(1,505)       564        654
                                               ======     ======     =======     ======     ======
Average common shares outstanding............   2,890      3,631       3,900      3,893      3,974
Average common shares equivalents:
Options(1)...................................     295        294          --        309        210
Warrants(1)..................................     188        178          --        189        189
                                               ------     ------     -------     ------     ------
Average number of common shares and common
  share equivalents outstanding..............   3,373      4,103       3,900      4,391      4,373
                                               ======     ======     =======     ======     ======
Primary earnings (loss) per common share.....  $  .30     $  .46     $  (.39)    $  .13     $  .15
                                               ======     ======     =======     ======     ======
Fully diluted earnings per common share:
Average number of common shares and common
  share equivalents outstanding..............   3,373      4,103       3,900      4,391      4,373
Additional shares issuable...................       2         20          --         71         --
                                               ------     ------     -------     ------     ------
Average number of common shares assuming full
  dilution...................................   3,375      4,123       3,900      4,462      4,373
                                               ======     ======     =======     ======     ======
Fully diluted earnings (loss) per common
  share......................................  $  .30     $  .46     $  (.39)    $  .13     $  .15
                                               ======     ======     =======     ======     ======

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(1) Common stock equivalents are not included for the year ended December 31,
    1995 as the exercise of options and warrants would be antidilutive.